Exhibit 5.1

March 15, 2010

China Carbon Graphite Group, Inc. 787 Xicheng Wai

Chengguantown
Xinghe County
Inner Mongolia, China

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special Nevada counsel for China Carbon Graphite Group, Inc., a Nevada corporation (the "Company"), and have examined Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), of up to 3,596,725 shares of Common Stock, par value $0.001 per share (the "Common Stock") of the Company consisting of (i) 2,480,500 shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock held by the Selling Stockholders (as described in the Registration Statement) (the "Conversion Shares"), and (ii) 1,116,225 shares of Common Stock which are issuable upon exercise of warrants (the "Warrants") held by the Selling Stockholders (the "Warrant Shares").

We have reviewed and are familiar with (a) the Company's Restated Articles of Incorporation and Bylaws certified to us by the Company, (b) a certificate of an officer of the Company representing certain matters in connection with the issuance of the Common Stock and the Warrants, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and, when issued in accordance with the conversion provisions of the Certificate of Designation filed with the Nevada Secretary of State on December 21, 2009, they will be legally and validly issued, fully paid and nonassessable, and the Warrant Shares have been duly authorized and, when issued in accordance with the exercise provisions of such Warrants, will be duly authorized and legally issued by the

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China Carbon Graphite Group, Inc. March 15, 2010 Page 2

Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ HOLLAND & HART LLP

HOLLAND & HART LLP